Exhibits 5.1 and 23.1

RICHARDS, LAYTON & FINGER
A PROFESSIONAL ASSOCIATION
ONE RODNEY SQUARE
920 NORTH KING STREET
WILMINGTON, DELAWARE 19801
(302) 651-7700
Fax: (302) 651-7701
WWW.RLF.COM

March 30, 2007

HMB Acceptance Corporation
2002 Summit Blvd, Suite 100
Atlanta, GA 30319

Re:	HomeBanc Mortgage Trust 2007-1

Ladies and Gentlemen:
We have acted as special Delaware counsel for HMB Acceptance Corporation, a Delaware corporation (the "Company"), and HomeBanc Mortgage Trust 2007-1, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a) The Certificate of Trust of the Trust, dated as of March 29, 2007 (the "Trust Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on March 29, 2007;

(b) The Trust Agreement of the Trust, dated as of March 29, 2007 (the “Trust Agreement”), by and among (i) HMB Acceptance Corp., a Delaware corporation, as depositor (the “Depositor”), (ii) U.S. Bank National Association, a national banking association, as trustee (the “Trustee”) and (iii) Wilmington Trust Company, a Delaware banking corporation, as Delaware trustee (the “Delaware Trustee”) of the Trust named therein;

(c) The Pooling and Servicing Agreement, dated as of March 1, 2007 (the “Pooling and Servicing Agreement”), by an among the Depositor, HomeBanc Mortgage Corporation, as seller and as servicer, Wells Fargo Bank, N.A., as master servicer and as securities administrator, the Delaware Trustee and the Trustee;

(d) The Registration Statement on Form S-3 (the "Registration Statement"), including a prospectus (the "Prospectus"), relating to the securities of the Trust, representing undivided beneficial interests in the assets of the Trust (each, a "Certificate" and collectively, the "Certificates"), as proposed to be filed by the Company, the Trust and others with the Securities and Exchange Commission on or about March 30, 2007; and

(e) A Certificate of Good Standing for the Trust obtained from the Secretary of State on March 30, 2007.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement the Trust Certificate and the Pooling and Servicing Agreement are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Certificate is to be issued by the Trust (collectively, the "Certificate Holders") of a Certificate and the payment for the Certificate acquired by it in accordance with the Pooling and Servicing Agreement and the Registration Statement, and (vii) that the Certificates are issued and sold to the Certificate Holders in accordance with the Pooling and Servicing Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

2. The Certificates will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust. We note that the Certificate Holders may be obligated to make payments as set forth in the Trust Agreement.

3. The Certificate Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

Very truly yours,

/S/ Richards, Layton & Finger, P.A.

Richards, Layton & Finger, P.A.

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